Exhibit 99.1

Sunbelt Announces Launch of Private Offering of Senior Notes

July 6, 2026

Fort Mill, SC. —(BUSINESSWIRE)— Sunbelt Rentals Holdings, Inc. (NYSE: SUNB, LSE: SUNB) (“the company”), a leader in the equipment rental industry, today announced that, subject to market and other conditions, it intends to offer two series of benchmark-sized, senior notes (collectively, the “Notes”) for sale to eligible purchasers in a private offering (the “Notes Offering”).

The Company intends to use the net proceeds from the Notes Offering for general corporate purposes, which may include, among other things, the repayment, refinancing or redemption of the Company’s and its subsidiaries’ existing indebtedness (including amounts under the Company’s existing credit facility), funding capital expenditures, working capital and other business opportunities.

The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and, unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

Statements made in this announcement that describe the Company’s intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward-looking statements in this announcement are statements about the Notes Offering and the use of proceeds therefrom. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and the Company’s actual results could differ materially from those expressed or implied in such statements. The forward-looking statements speak only as of the date hereof. The Company does not intend, and the Company disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Sunbelt Rentals Holdings, Inc.

Sunbelt Rentals Holdings, Inc., operating primarily as Sunbelt Rentals, is a leading global provider of rental equipment and services based in Fort Mill, South Carolina. Our passionate, customer-centric team of 26,000 employees combines execution-focused resolve with Sunbelt Rentals’ innovative array of rental solutions across a vast network of over 1,600 locations and with a fleet of assets exceeding $19 billion. Sunbelt Rentals is committed to delivering unrivaled quality and support for its customers across an increasingly diverse array of industries, project types and end markets, including construction, live events, maintenance and countless emerging applications ranging from small-scale developments to mega projects.

Investor Contact

Kevin Powers, Senior Vice President, Investor Relations

kevin.powers@sunbeltrentals.com

Media Contact

H/Advisors Abernathy,

Abigail Ruck / Mallory Griffin

abigail.ruck@h-advisors.global / mallory.griffin@h-advisors.global

(212) 371-5999